UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013 (April 26, 2013)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on December 16, 2011, Bob Evans Farms, Inc. (the “Registrant”), entered into a $300,000,000 Revolving Credit Facility Credit Agreement (the “Credit Agreement”) among Bob Evans Farms, Inc., an Ohio corporation, as borrower (the “Borrower”); the Registrant, as guarantor; PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America N.A. and Fifth Third Bank, as co-documentation agents; and PNC Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America N.A., Fifth Third Bank, U.S. Bank National Association, The Huntington National Bank, Wells Fargo Bank, National Association, and The Ohio Valley Bank Company, as lenders. The Registrant also entered into a Continuing Agreement of Guaranty and Suretyship , guaranteeing the obligations of the Borrower under the Credit Agreement.

The Credit Agreement represents a syndicated unsecured revolving credit facility under which up to $300 million will be available, with a letter of credit subfacility of $50 million. Under the terms of the Credit Agreement, the Borrower hereunder may at its option, increase the aggregate amount of borrowings up to $150 million under the revolving credit facility with the consent of the lenders participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding (the “Accordion”).

Effective as of April 26, 2013, the Borrower under the Credit Agreement exercised the Accordion in full to increase the aggregate commitments under the revolving credit facility portion of the Credit Agreement by $150 million. As a result of the Borrower’s exercise of the Accordion, borrowing capacity under the Credit Agreement increased from $300 million to $450 million. All other terms of the Credit Agreement remain unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 29, 2013

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary